AMC NETWORKS INC. REPORTS THIRD QUARTER 2017 RESULTS

Third Quarter Highlights:

•	Net revenues increased 2.1% to $648 million

•	Operating income increased 30.9% to $153 million

•	Adjusted Operating Income[1] increased 19.2% to $200 million

•	Diluted EPS increased 48.4% to $1.35; Adjusted EPS[1] increased 41.2% to $1.68

•	Cash provided by operating activities of $274 million and Free Cash Flow[1] of $196 million for the nine months ended September 2017

•	1.8 million shares repurchased for $102 million in third quarter 2017
New York, NY - November 2, 2017: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2017.

President and Chief Executive Officer Josh Sapan said: “We delivered strong financial performance in the third quarter, and we are on track to meet our 2017 full-year financial targets of total company revenue and adjusted operating income growth. Our results reflect the consistent execution of our long-term strategy of investing in high-quality, immersive content that is resulting in growing demand among traditional distributors, virtual MVPDs, advertisers and consumers; and, importantly, is giving us the ability to monetize the demand for our content through new revenue streams. In an evolving media and entertainment marketplace, AMC Networks is well positioned based on our size, our pricing and our content, which includes 4 of the highest-rated dramas on all of basic cable, giving us the ability to continue to further invest in our content, our brands and new businesses.”

Third quarter net revenues increased 2.1%, or $13 million, to $648 million over the third quarter of 2016. The increase in net revenues reflected 3.0% growth at National Networks and a decrease of $1 million at International and Other. Operating income was $153 million, an increase of 30.9%, or $36 million, versus the prior year period. The operating income increase reflected an increase of 29.1% at National Networks partially offset by an increase of $2 million in operating loss at International and Other. Adjusted Operating Income1 totaled $200 million, an increase of 19.2%, or $32 million, versus the prior year period. National Networks adjusted operating income increased 22.9% and International and Other adjusted operating income decreased $3 million versus the prior year period.

For the nine months ended September 30, 2017, net revenues increased 2.6%, or $53 million, to $2.079 billion, operating income increased 1.3%, or $7 million, to $561 million, and adjusted operating income increased 5.0%, or $33 million, to $699 million.

1.
See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

Third quarter net income was $87 million ($1.35 per diluted share), compared with $65 million ($0.91 per diluted share) in the third quarter of 2016. Third quarter Adjusted EPS2 was $108 million ($1.68 per diluted share), compared with $86 million ($1.19 per diluted share) in the third quarter of 2016. The increase in adjusted EPS was primarily related to the increase in adjusted operating income, an increase in miscellaneous, net and a decrease in restructuring expense partially offset by an increase in impairment and related charges.

Net income for the nine months ended September 30, 2017 was $326 million ($4.89 per diluted share), compared with $256 million ($3.51 per diluted share) in the prior year period. Adjusted EPS for the nine months ended September 30, 2017 was $379 million ($5.68 per diluted share), compared with $323 million ($4.43 per diluted share) in the prior year period.

For the nine months ended September 30, 2017, net cash provided by operating activities was $274 million, a decrease of $153 million versus the prior year period. The decrease was primarily the result of an increase in tax payments and working capital. Free Cash Flow2 for the nine months ended September 30, 2017 was $196 million, a decrease of $177 million versus the prior year period. The decrease primarily reflects the decrease in net cash provided by operating activities as well as an increase in capital expenditures and distributions to noncontrolling interests over the prior year period.

Segment Results

(dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net revenues:
National Networks	$541,442	$525,713	3.0%	$1,761,512	$1,696,982	3.8%
International and Other	112,760	114,020	(1.1)%	330,401	341,348	(3.2)%
Inter-segment eliminations	(6,179)	(5,087)	n/m	(13,156)	(12,273)	n/m
Total net revenues	$648,023	$634,646	2.1%	$2,078,757	$2,026,057	2.6%

Operating Income (Loss):
National Networks	$179,624	$139,148	29.1%	$640,855	$594,969	7.7%
International and Other	(18,782)	(16,668)	12.7%	(69,222)	(33,071)	109.3%
Inter-segment eliminations	(7,488)	(5,343)	n/m	(10,818)	(8,070)	n/m
Total Operating Income (Loss)	$153,354	$117,137	30.9%	$560,815	$553,828	1.3%

Adjusted Operating Income (Loss):
National Networks	$199,694	$162,503	22.9%	$699,834	$649,782	7.7%
International and Other	8,203	10,953	(25.1)%	10,283	24,118	(57.4)%
Inter-segment eliminations	(7,488)	(5,343)	n/m	(10,818)	(8,070)	n/m
Total Adjusted Operating Income (Loss)	$200,409	$168,113	19.2%	$699,299	$665,830	5.0%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

National Networks revenues for the third quarter 2017 increased 3.0% to $541 million, operating income increased 29.1% to $180 million, and adjusted operating income increased 22.9% to $200 million, all compared to the prior year period.

2.	See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted EPS and Free Cash Flow.

National Networks revenues for the nine months ended September 30, 2017 increased 3.8% to $1.762 billion, operating income increased 7.7% to $641 million, and adjusted operating income increased 7.7% to $700 million, all compared to the prior year period.

Third quarter growth in revenues was led by a 4.5% increase in advertising revenues to $198 million. The increase in advertising revenues principally related to higher pricing partially offset by lower delivery. Distribution revenues increased 2.1% to $344 million. The increase in distribution revenues was primarily attributable to an increase in affiliate fees partially offset by a decrease in licensing revenues. The decrease in licensing revenues was attributable to the timing of availability of certain programming.

The increase in third quarter operating income and adjusted operating income reflected the increase in revenues as well as a decrease in operating expenses. The decrease in operating expenses was primarily attributable to lower programming and marketing expenses. Programming expenses included charges of $8 million in the current year period related to the write-off of programming assets, as compared to a charge of $19 million in the prior year period. Operating income also reflected a decrease in restructuring expense partially offset by an increase in share-based compensation expense.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and developing digital content distribution initiatives.

International and Other revenues for the third quarter of 2017 decreased $1 million to $113 million, operating loss increased $2 million to a loss of $19 million, and adjusted operating income decreased $3 million to $8 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2017 decreased $11 million to $330 million, operating loss increased $36 million to a loss of $69 million, and adjusted operating income decreased $14 million to $10 million, all compared to the prior year period.

Third quarter revenues primarily reflect the absence of AMCNI-DMC, the Company’s Amsterdam-based media logistics facility, partially offset by an increase in revenues at the Company’s international programming networks.

Third quarter operating loss and adjusted operating income reflected the decrease in revenue as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to higher spending on the Company’s digital initiatives partially offset by the absence of costs related to AMCNI-DMC. The operating loss also reflects impairment and related charges of $11 million in connection with the sale of AMCNI-DMC partially offset by a $10 million reduction in restructuring expense.

Other Matters

Stock Repurchase Program

As previously disclosed, in March 2016, the Company announced that its Board of Directors authorized a program to repurchase up to $500 million of its outstanding shares of common stock. In June 2017, the Company announced that its Board of Directors authorized an increase of $500 million to its previously announced program. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the third quarter, the Company repurchased approximately 1.8 million shares for $102 million. From October 1, 2017 through October 27, 2017, the Company repurchased approximately 869,000 additional shares for

$48 million. As of October 27, 2017, the Company had $382 million available under its stock repurchase authorization.

Debt

As previously disclosed, on July 28, 2017, the Company issued $800 million in aggregate principal amount of 4.75% senior notes due 2025. The Company used the proceeds of this offering to repay approximately $400 million of loans under its Term Loan A Facility and to pay fees and expenses related to the offering, with the remaining proceeds to be used for general corporate purposes. The Company also reduced its Term Loan A Facility to $750 million and extended the maturity date to July 2023.

AMC Networks International - Digital Media Center

As previously disclosed, on July 14, 2017, the Company completed the sale of AMC Networks International - Digital Media Center (“AMCNI-DMC”), the Company’s Amsterdam-based media logistics facility. As a result of the transaction, the Company recognized a pre-tax impairment charge of $17 million related to this business in the second quarter of 2017. Additionally, the Company’s third quarter 2017 results reflect a pre-tax loss of $11 million on the sale of AMCNI-DMC.

Please see the Company’s Form 10-Q for the period ended September 30, 2017 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), and restructuring expense or credit. Because it is based upon operating income (loss), Adjusted Operating Income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income to operating income (loss), please see page 8 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets and investments; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see pages 10-11 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its third quarter 2017 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 98681153.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues, net	$648,023	$634,646	$2,078,757	$2,026,057
Operating expenses:
Technical and operating (excluding depreciation and amortization)	322,743	338,799	956,200	915,336
Selling, general and administrative	138,688	137,116	464,670	473,760
Depreciation and amortization	20,938	22,282	65,037	63,467
Impairment and related charges	11,036	—	28,148	—
Restructuring expense	1,264	19,312	3,887	19,666
	494,669	517,509	1,517,942	1,472,229
Operating income	153,354	117,137	560,815	553,828
Other income (expense):
Interest expense	(35,392)	(29,675)	(96,609)	(93,431)
Interest income	3,582	471	10,841	2,865
Loss on extinguishment of debt	(3,004)	(2,295)	(3,004)	(50,638)
Miscellaneous, net	12,420	2,988	42,448	(22,610)
	(22,394)	(28,511)	(46,324)	(163,814)
Income from operations before income taxes	130,960	88,626	514,491	390,014
Income tax expense	(40,124)	(21,157)	(173,399)	(119,090)
Net income including noncontrolling interests	90,836	67,469	341,092	270,924
Net income attributable to noncontrolling interests	(3,834)	(2,076)	(15,276)	(14,908)
Net income attributable to AMC Networks’ stockholders	$87,002	$65,393	$325,816	$256,016

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.37	$0.91	$4.94	$3.54
Diluted	$1.35	$0.91	$4.89	$3.51

Weighted average common shares:
Basic	63,683	71,507	65,960	72,269
Diluted	64,447	72,140	66,651	72,902

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$199,694	$(8,482)	$(11,598)	$10	$179,624
International and Other	8,203	(12,456)	(2,219)	(12,310)	(18,782)
Inter-segment eliminations	(7,488)	—	—	—	(7,488)
Total	$200,409	$(20,938)	$(13,817)	$(12,300)	$153,354

	Three Months Ended September 30, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$162,503	$(8,040)	$(7,212)	$(8,103)	$139,148
International and Other	10,953	(14,242)	(2,170)	(11,209)	(16,668)
Inter-segment eliminations	(5,343)	—	—	—	(5,343)
Total	$168,113	$(22,282)	$(9,382)	$(19,312)	$117,137

	Nine Months Ended September 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$699,834	$(25,315)	$(33,717)	$53	$640,855
International and Other	10,283	(39,722)	(7,695)	(32,088)	(69,222)
Inter-segment eliminations	(10,818)	—	—	—	(10,818)
Total	$699,299	$(65,037)	$(41,412)	$(32,035)	$560,815

	Nine Months Ended September 30, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$649,782	$(24,062)	$(22,581)	$(8,170)	$594,969
International and Other	24,118	(39,405)	(6,288)	(11,496)	(33,071)
Inter-segment eliminations	(8,070)	—	—	—	(8,070)
Total	$665,830	$(63,467)	$(28,869)	$(19,666)	$553,828

(a)
Results for the three and nine months ended September 30, 2017 include restructuring (expenses)/credits as well as impairment and related charges. Results for the three and nine months ended September 30, 2016 include restructuring expenses.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	September 30, 2017
Cash and cash equivalents	$552,289
Credit facility debt (a)	$750,000
Senior notes (a)	2,400,000
Total debt	$3,150,000

Net debt	$2,597,711

Capital leases	32,095
Net debt and capital leases	$2,629,806

Twelve Months Ended September 30, 2017
Operating Income (GAAP)	$664,543
Share-based compensation expense	51,440
Restructuring expense	13,724
Impairment and related charges	95,953
Depreciation and amortization	86,348
Adjusted Operating Income (Non-GAAP)	$912,008

Leverage ratio (b)	2.9 x

(a)	Represents the aggregate principal amount of the debt.

(b)
Represents net debt and capital leases divided by Adjusted Operating Income for the twelve months ended September 30, 2017. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Nine Months Ended September 30,
	2017	2016
Net cash provided by operating activities	$273,573	$426,592
Less: capital expenditures	(61,794)	(44,505)
Less: distributions to noncontrolling interests	(16,110)	(9,010)
Free cash flow	$195,669	$373,077

Adjusted Earnings Per Diluted Share
	Three Months Ended September 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$130,960	$(40,124)	$(3,834)	$87,002	$1.35
Adjustments:
Amortization of acquisition-related intangible assets	10,466	(2,229)	(970)	7,267	0.11
Impairment and related charges	11,036	—	—	11,036	0.17
Restructuring expense	1,264	(243)	—	1,021	0.02
Loss on extinguishment of debt	3,004	(1,100)	—	1,904	0.03
Adjusted results (Non-GAAP)	$156,730	$(43,696)	$(4,804)	$108,230	$1.68

	Three Months Ended September 30, 2016
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$88,626	$(21,157)	$(2,076)	$65,393	$0.91
Adjustments:
Amortization of acquisition-related intangible assets	9,571	(2,020)	(971)	6,580	0.09
Impairment and related charges	—	—	—	—	—
Restructuring expense	19,312	(7,097)	(83)	12,132	0.17
Loss on extinguishment of debt	2,295	(888)	—	1,407	0.02
Adjusted results (Non-GAAP)	$119,804	$(31,162)	$(3,130)	$85,512	$1.19

	Nine Months Ended September 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$514,491	$(173,399)	$(15,276)	$325,816	$4.89
Adjustments:
Amortization of acquisition-related intangible assets	28,534	(5,861)	(2,911)	19,762	0.30
Impairment and related charges	28,148	—	—	28,148	0.42
Restructuring expense	3,887	(791)	10	3,106	0.05
Loss on extinguishment of debt	3,004	(1,100)	—	1,904	0.03
Adjusted results (Non-GAAP)	$578,064	$(181,151)	$(18,177)	$378,736	$5.68

	Nine Months Ended September 30, 2016
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$390,014	$(119,090)	$(14,908)	$256,016	$3.51
Adjustments:
Amortization of acquisition-related intangible assets	29,199	(5,816)	(2,911)	20,472	0.28
Impairment and related charges	—	—	—	—	—
Restructuring expense	19,666	(6,969)	(85)	12,612	0.17
Loss on extinguishment of debt	50,638	(17,141)	—	33,497	0.46
Adjusted results (Non-GAAP)	$489,517	$(149,016)	$(17,904)	$322,597	$4.43